Exhibit 3.2

This document consists solely of the marked pages showing amendments reflected in the Restated Bylaws filed as Exhibit 3.1

SECOND AMENDED AND RESTATED BYLAWS

OF

AMERICAN AIRLINES GROUP INC.

(hereinafter called the “Corporation”)

Adopted ~~March 9~~January 25, ~~2016~~2017

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ARTICLE I

Offices

The registered office of the Corporation shall be in the City of Wilmington, County of New Castle,

Delaware. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

Meetings of Stockholders

SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of Directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors, at which meeting the stockholders shall elect a Board of Directors pursuant to Article III hereof and may transact such other business as may properly come before the meeting in accordance with Section 7 of this Article II.

SECTION 2. Special Meetings. Unless otherwise required by law or the Amended and Restated Certificate of Incorporation, as the same may be amended, restated or supplemented from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may only be called by either (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.

SECTION 3. Location of Meetings. All meetings of the stockholders for any purpose may be held, within or without the State of Delaware, at such time and place as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4. List of Stockholders. The Secretary shall cause to be prepared a complete list of stockholders entitled to vote at any meeting of the stockholders, arranged in alphabetical order and showing the address of each stockholder and number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting, at the election of the Corporation, either: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

(f) This Article II, Section 7 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act and any Proxy Access Notice (as defined below) submitted pursuant to Article III, Section 8. In addition to the requirements of this Article II, Section 7 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article II, Section 7 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the ability of any Eligible Stockholder (as defined in Article III, Section 8) to request inclusion of a Nominee in the Corporation’s proxy statement pursuant to Article III, Section 8.

(g) For purposes of these ~~Amended and Restated~~ Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

SECTION 8. Notice to Stockholders. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

SECTION 9. Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority in voting power of the Corporation’s capital stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without further notice until a quorum shall be present or represented.

SECTION 10. Adjournment. The chairman of the meeting may adjourn any meeting of the stockholders from time to time to reconvene at the same or some other place. Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 8 of this Article II shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

SECTION 11. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

discretion, Assistant Vice Presidents and Assistant Secretaries. Any number of offices may be held by the same person, unless prohibited by applicable law, the Certificate of Incorporation or these Bylaws. The Officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board and the Lead Independent Director, need such Officers be Directors of the Corporation.

SECTION 2. Election; Term; Vacancies. The Board of Directors, at its first meeting held after each annual meeting of stockholders, shall elect the Officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each Officer of the Corporation shall hold office until such Officer’s successor is elected and qualified, or until such Officer’s earlier death, resignation or removal. Any Officer chosen or appointed by the Board of Directors may be removed either with or without cause at any time by the affirmative vote of a majority of the entire Board of Directors. If the office of any Officer other than an assistant Officer becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the entire Board of Directors.

SECTION 3. Chairman of the Board. A Chairman of the Board shall be chosen from among the Directors. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors at which he or she shall be present. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Director by these Bylaws or by the Board of Directors.

SECTION 4. Lead Independent Director. One of the Independent Directors shall be designated by the ~~Board of~~Independent Directors to serve as Lead Independent Director until replaced by the ~~Board of~~Independent Directors. The Lead Independent Director will, with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the Independent Directors; coordinate the activities of the other Independent Directors; and perform such other duties as may be established or delegated by the Board of Directors. An “Independent Director” means a person who satisfies the requirements for independence under the applicable provisions, as then in effect, of the principal stock exchange on which the Corporation’s common stock is listed for trading and such additional requirements as may be established by the Board of Directors.

SECTION 5. Vice Chairman. The Board of Directors may designate one or more Vice Chairmen who shall, subject to the control of the Board of Directors, perform such duties as may be prescribed by the Board of Directors.

SECTION 6. Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, have responsibility for the general and active management of the business of the Corporation and shall have the general powers and duties of management usually vested in the Chief Executive Officer of a corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect and shall implement the general directives, plans and policies formulated by the Board of Directors. The Chief Executive Officer may employ and discharge employees and agents of the Corporation, except such as shall be appointed by the Board of Directors, and he or she may delegate these powers. In the absence or disability of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders. Except where by law the signature of the President is required, the Chief Executive Officer shall exercise all the powers and discharge all the duties of the President. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Officer by these Bylaws or by the Board of Directors.

SECTION 7. President. The President shall have such responsibilities and authority as determined by these Bylaws or by the Board of Directors of the Corporation.

SECTION 8. Chief Financial Officer. The Chief Financial Officer shall, subject to the control of the Board of Directors, have responsibility for the financial management of the Corporation. The Chief Financial Officer shall have such powers and perform such duties as from time to time may be assigned to him or her by the Board of the Directors or by the Chief Executive Officer. The Chief Financial Officer shall keep and maintain,